Exhibit 99.1

EchoStar Agrees to Sell Full Unpaired AWS-3 Spectrum License Portfolio to SpaceX

With this unpaired AWS-3 spectrum, in addition to the AWS-4 and H-block spectrum licenses, SpaceX to develop and deploy a next-generation Starlink Direct to Cell constellation.

ENGLEWOOD, Colo. and HAWTHORNE, Calif., Nov. 6, 2025 -- EchoStar has entered into an amended definitive agreement with SpaceX to sell the company's unpaired AWS-3 licenses for approximately $2.6 billion in SpaceX stock valued as of September 2025. This transaction builds on the agreement the companies entered into in September. EchoStar’s unpaired AWS-3 licenses are nationwide and are part of 3GPP Band 70n (1695-1710 MHz uplink).

“This transaction with SpaceX, in addition to our previously announced spectrum transactions and commercial agreements, will strengthen EchoStar’s ability to develop new business opportunities and growth in value for our shareholders,” said Hamid Akhavan, CEO, EchoStar Capital. “The combination of AWS-3 uplink, AWS-4 and H-block spectrum from EchoStar with the rocket launch and satellite manufacturing capabilities from SpaceX accelerates the realization of powerful and economical direct-to-cell service offerings for consumers and enterprises worldwide, including our Boost Mobile customers.”

Closing of the proposed transaction will occur after all required regulatory approvals are received and other closing conditions are satisfied.

Current operations of EchoStar's DISH TV, Sling TV, Boost Mobile and Hughes will not be impacted by this transaction.

About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS) is a premier provider of technology, networking services, television entertainment and connectivity, offering consumer, enterprise, operator and government solutions worldwide under its EchoStar®, Boost Mobile®, Sling TV, DISH TV, Hughes®, HughesNet®, HughesON™, and JUPITER™ brands. In Europe, EchoStar operates under its EchoStar Mobile Limited subsidiary and in Australia, the company operates as EchoStar Global Australia. For more information, visit www.echostar.com and follow EchoStar on X (Twitter) and LinkedIn.

©2025 EchoStar, Hughes, HughesNet, DISH and Boost Mobile are registered trademarks of one or more affiliate companies of EchoStar Corp.

Exhibit 99.1

About SpaceX
SpaceX designs, manufactures, and launches the world's most advanced rockets and spacecraft. The company was founded in 2002 to revolutionize space technology, with the ultimate goal of making life multiplanetary. As the world's leading provider of launch services, SpaceX is leveraging its deep experience with both spacecraft and on-orbit operations to deploy the world's most advanced internet and Direct to Cell networks. Engineered to end mobile dead zones around the world, Starlink's satellites with Direct to Cell capabilities enable ubiquitous access to texting, calling, and browsing wherever you may be on land, lakes, or coastal waters.